SHAREHOLDER MEETING        UNAUDITED

On July 29, 2002, a special shareholder meeting was held at which all of the nominated Directors were elected and all proposals were approved by shareholders as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:
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Proposal No.1
The twelve persons named below to serve as Director of the Fund until their successors are elected and shall qualify:
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Nominee                    For                  Withheld                Total
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
Leon Levy                  977,451,410.262      36,824,414.845          1,014,275,825.107
Donald W. Spiro            982,855,622.505      31,420,202.602          1,014,275,825.107
John V.Murphy              986,574,611.035      27,701,214.072          1,014,275,825.107
Robert G. Galli            985,663,378.621      28,612,446.486          1,014,275,825.107
Phillip A. Griffiths       983,168,282.748      31,107,542.359          1,014,275,825.107
Benjamin Lipstein          981,676,773.128      32,599,051.979          1,014,275,825.107
Elizabeth B.Moynihan       979,168,983.738      35,106,841.369          1,014,275,825.107
Kenneth A. Randall         983,818,284.457      30,457,540.650          1,014,275,825.107
Edward V. Regan            984,358,826.770      29,916,998.337          1,014,275,825.107
Russell S. Reynolds, Jr.   981,473,690.660      32,802,134.447          1,014,275,825.107
Clayton K.Yeutter          980,485,463.994      33,790,361.113          1,014,275,825.107
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Proposal No. 2
                                                                Broker
For                     Against                 Abstain         Non-Votes       Total
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2a. Eliminate the Fund's fundamental investment policy with respect to investing in unseasoned issuers:
758,605,932.006         123,875,773.457         64,086,098.644  67,708,021.000  1,014,275,825.107

2b.Amend the Fund's fundamental investment policy with respect to borrowing:
756,326,829.467         124,040,152.960         66,200,821.680  67,708,021.000  1,014,275,825.107

2c.Amend the Fund's fundamental investment policy with respect to lending:
771,390,000.949         107,545,244.625         67,632,558.533  67,708,021.000  1,014,275,825.107
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Proposal No. 3
Approve a new Investment Advisory Agreement:
799,663,574.382         82,141,514.098          64,762,815.628  67,708,021.000  1,014,275,825.108
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